Exhibit 33.1

Certification Regarding Compliance with Applicable Servicing Criteria

1.
GMAC LLC is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2008, and for the period from the respective date of sale for the trust to December 31, 2008 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include retail asset-backed securities transactions for which GMAC LLC acts as servicer, involving the Retail Automotive Loans Platform (the “Platform”). The Platform consists of the activities involved in the performance of servicing functions for (i) publicly issued retail asset-backed transactions, the securities of which were offered on or after January 1, 2006 and (ii) certain retail asset-backed transactions, excluding revolving credit facilities, for which GMAC LLC is contractually required to make Regulation AB compliant filings under the Securities Exchange Act of 1934, as amended, based upon the compliance standards included in the respective transaction agreements.

2.
GMAC LLC has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities, and GMAC LLC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto;

3.	Except as set forth in paragraph 4 below, GMAC LLC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.
The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to GMAC LLC based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.
GMAC LLC has complied, in all material respects, with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole, except as described on Appendix B hereto;

6.
GMAC LLC has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

7.
GMAC LLC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole; and

8.
Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on GMAC LLC’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 12, 2009

GMAC LLC By: /s/ David J. DeBrunner
Name: David J. DeBrunner Title: Vice President, Chief Accounting Officer and Corporate Controller of GMAC LLC

By: /s/ William J. McGrane III
Name: William J. McGrane III Title: Executive Director of GMAC LLC Treasury Accounting

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA			INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by GMAC LLC	Performed by Vendor(s) for which GMAC LLC is the Responsible Party	Performed by subservicer for which GMAC LLC is NOT the Responsible Party
General Servicing Considerations
1122(d)(l)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	XX		XX
1122(d)(l)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	XX
1122(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	XX
1122(d)(l)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
XX
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		XX	XX	XX
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	XX		XX
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		XX		XX
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		XX		XX
1122(d)(2)(v)
Each custodial account is maintained, at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-l(b)(l) of the Securities Exchange Act.
		XX		XX
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.				XX

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA			INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by GMAC LLC	Performed by Vendor(s) for which GMAC LLC is the Responsible Party	Performed by subservicer for which GMAC LLC is NOT the Responsible Party
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		XX	XX
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.
		XX	XX
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	XX	XX
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.	XX	XX
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	XX	XX
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	XX	XX
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	XX	XX
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	XX	XX
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related [pool asset] documents.
		XX	XX
1122(d)(4)(v)	The Servicer's records regarding the pool assets agree with the Servicer's records with respect to an obligor's unpaid principal balance.	XX	XX

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA			INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by GMAC LLC	Performed by Vendor(s) for which GMAC LLC is the Responsible Party	Performed by subservicer for which GMAC LLC is NOT the Responsible Party
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
XX
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		XX	XX
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
XX
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.			XX
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
XX
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
XX
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
XX
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.
XX
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	XX
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction aereements.	XX	XX

APPENDIX B

During the year ended December 31, 2008, GMAC LLC (“the Company”) determined it was materially noncompliant with 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(4)(iv), 1122(d)(4)(vi), and 1122(d)(4)(xiv) applicable to the Company during the year ended December 31, 2008, or for the periods from the respective dates of sale for each trust or sale to December 31, 2008.

With respect to 1122 (d)(3)(i)(B), certain investor reports were revised during the year indicating an error in the intitial investor report relating to amounts other than unpaid principal balance or bond payments.

 With respect to 1122(d)(3)(i)(D), certain investor reports were revised during the year indicating an error in the initial investor report specific to unpaid principal balance or bond payments.

With respect to 1122(d)(4)(iv), payments made on certain accounts where the account status changed from non-accrual to active status were not properly allocated between principal and interest and certain customer payments on scheduled interest contracts were not properly allocated to the unpaid principal balance.

With respect to 1122(d)(4)(vi), certain changes with respect to the terms of an obligor's pool asset were not approved by authorized personnel in accordance with the Company's policies.

With respect to 1122(d)(4)(xiv), certain charge-offs on uncollectible accounts were not approved by authorized personnel in accordance with the Company's policies.